Exhibit 10.1

COLONY BANKCORP, INC.

RESTRICTED STOCK AWARD AGREEMENT

Grantee:	T. Heath Fountain
Number of Restricted Shares:	5,650
Grant Date:	August 23, 2018

1.     Grant of Shares. Colony Bankcorp, Inc. (the “Company”) hereby grants to the Grantee named above (the “Grantee”), as additional compensation for services rendered, and subject to the restrictions and the other terms and conditions set forth in this agreement (this “Award Agreement”), the number of restricted shares of Stock indicated above (the “Shares”). The Company has granted the Shares as an employment inducement grant in reliance on NASDAQ Listing Rule 5635(c)(4).

2.     Restrictions. The Shares are subject to each of the following restrictions. “Restricted Shares” mean those Shares that are subject to the restrictions imposed hereunder which restrictions have not then expired or terminated. Restricted Shares may not be sold, transferred, exchanged, assigned, pledged, hypothecated or otherwise encumbered to or in favor of any party, or be subjected to any lien, obligation or liability of Grantee to any other party. If Grantee’s employment with the Company or an Affiliate terminates for any reason, then Grantee shall forfeit all of Grantee’s right, title and interest in and to the Restricted Shares as of the date of termination, and such Restricted Shares shall revert to the Company immediately following the event of forfeiture. The restrictions imposed under this Section 2 shall apply to all Shares or other securities issued with respect to Restricted Shares hereunder in connection with any merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting the Shares.

3.     Expiration and Termination of Restrictions. The restrictions imposed under Section 2 shall expire in accordance with the following schedule (the period prior to such expiration is referred to herein as the “Restricted Period”), subject to Grantee’s continued employment by the Company or an Affiliate on each vesting date:

Vesting Date	Percentage of Shares Vesting

July 30, 2019	33.3%
July 30, 2020	33.3%
July 30, 2021	33.4%

Notwithstanding anything in this Award Agreement to the contrary, the Shares shall become fully-vested and non-forfeitable upon the occurrence of a Change in Control (as defined in the Employment Agreement).

4.     Delivery of Shares. The Shares will be registered in the name of Grantee as of the Grant Date and may be held by the Company during the Restricted Period in certificated or uncertificated form. Any certificate for the Restricted Shares issued during the Restricted Period shall bear a legend in substantially the following form (in addition to any legend required under applicable state securities laws): “This certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture and restrictions against transfer) contained in a Restricted Stock Agreement between the registered owner of the shares represented hereby and Colony Bankcorp, Inc. Release from such terms and conditions shall be made only in accordance with the provisions of such Agreement, copies of which are on file in the offices of Colony Bankcorp, Inc.” Stock certificates for the Shares, without the first above legend, shall be delivered to Grantee or Grantee’s designee upon request of Grantee after the expiration of the Restricted Period, but delivery may be postponed for such period as may be required for the Company with reasonable diligence to comply, if deemed advisable by the Company, with registration requirements under the Securities Act of 1933, as amended, listing requirements under the rules of any stock exchange on which the Shares are listed, and requirements under any other law or regulation applicable to the issuance or transfer of the Shares.

5.     Voting Rights. Grantee, as beneficial owner of the Shares, shall have full voting rights with respect to the Shares during and after the Restricted Period.

6.     Dividend Rights. Grantee shall accrue cash and non-cash dividends, if any, paid with respect to the Restricted Shares. Dividends will be paid or distributed to Grantee as soon as administratively practical following the applicable dividend payment date, but in any event no later than the 15th day of the third month following the later of (A) the calendar year in which the corresponding dividends were paid to stockholders, or (B) the first calendar year in which Grantee’s right to such dividends is no longer subject to a substantial risk of forfeiture.

7.     Changes in Capital Structure.

(a)     In the event of a nonreciprocal transaction between the Company and its stockholders that causes the per-share value of the Stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend), the Board shall make such adjustments to this Award as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. Without limiting the foregoing, in the event of a subdivision of the outstanding Stock (stock-split), a declaration of a dividend payable in shares of Stock, or a combination or consolidation of the outstanding Stock into a lesser number of shares of Stock, the Restricted Shares shall automatically, without the necessity for any additional action by the Board, be adjusted proportionately without any change in the aggregate purchase price therefor.

(b)     Upon the occurrence or in anticipation of any corporate event or transaction involving the Company (including, without limitation, any merger, reorganization, recapitalization, combination or exchange of shares, or any transaction described in Section 7(a)), the Board may, in its sole discretion, provide (i) that this Award will be settled in cash rather than Stock, (ii) that this Award will become immediately vested and non-forfeitable (in whole or in part), (iii) that this Award will be assumed by another party to a transaction or otherwise be equitably converted or substituted in connection with such transaction, or (iv) any combination of the foregoing. The Board’s determination need not be uniform and may be different for different Grantees whether or not such Grantees are similarly situated.

8.     Limitation of Rights. Nothing in this Award Agreement shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Grantee’s employment at any time, nor confer upon Grantee any right to continue in the employ of the Company or any Affiliate. Similarly, nothing in this Award Agreement shall in any way affect the right or power of the Company to make adjustments, reclassification or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all of any of its business or assets.

9.     Payment of Taxes. Upon issuance of the Shares hereunder, Grantee may make an election to be taxed upon such award under Section 83(b) of the Code (an “(83(b) Election”). To effect such 83(b) Election, Grantee may file an appropriate election with Internal Revenue Service within 30 days after award of the Shares and otherwise in accordance with applicable Treasury Regulations. The Company or an employing Affiliate has the authority and the right to deduct or withhold, or require Grantee to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including Grantee’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the grant or vesting of the Shares. If Grantee does not make an 83(b) election, and to the extent not prohibited by applicable laws or regulations, the withholding requirement may be satisfied, in whole or in part, by withholding from the award Shares having a Fair Market Value on the date of withholding equal to the amount required to be withheld for tax purposes. If Grantee makes an 83(b) election, and to the extent not prohibited by applicable laws or regulations, the withholding requirement may be satisfied, in whole or in part, at the election of the Company, by deducting any such taxes from any payment of any kind otherwise due to Grantee. The obligations of the Company under this Award Agreement will be conditional on such payment or arrangements, and the Company, and, where applicable, its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Grantee.

10.     Authority of the Board; Amendment. The Board will administer this Award Agreement and may correct any defect, supply any omission or reconcile any inconsistency in this Award Agreement in the manner and to the extent it deems necessary to carry out its intent in granting the Shares. The Board’s interpretation of this Award Agreement and all decisions and determinations by the Board with respect to the Shares are final, binding, and conclusive on all parties. The Board may amend this Award Agreement from time to time, provided that no amendment of the Award Agreement shall adversely affect Grantee’s rights under this Award Agreement without the written consent of Grantee.

11.     Successors. This Award Agreement shall be binding upon any successor of the Company, in accordance with the terms of this Award Agreement.

12.     Severability. If any one or more of the provisions contained in this Award Agreement are invalid, illegal or unenforceable, the other provisions of this Award Agreement will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

13.     Notice. Notices hereunder must be in writing, delivered personally or sent by registered or certified U.S. mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to Colony Bankcorp, Inc., 115 South Grant Street, Fitzgerald, Georgia 31750; Attn: Corporate Secretary, or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.

14.     Governing Law. To the extent not governed by federal law, this Award Agreement shall be construed in accordance with and governed by the laws of the State of Georgia.

15.     Defined Terms.

“Affiliate” means (i) any Subsidiary or Parent, or (ii) an entity that directly or through one or more intermediaries controls, is controlled by or is under common control with, the Company, as determined by the Board.

“Award” means this award of Restricted Shares.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and includes a reference to the underlying final regulations.

“Employment Agreement” means the Employment Agreement by and between the Company, Colony Bank and Mr. T. Heath Fountain, dated as of July 27, 2018.

“Parent” means a corporation, limited liability company, partnership or other entity which owns or beneficially owns a majority of the outstanding voting stock or voting power of the Company.

“Stock” means the Company’s common stock, $1.00 par value.

“Subsidiary” means any corporation, limited liability company, partnership or other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.

IN WITNESS WHEREOF, Colony Bankcorp, Inc., acting by and through its duly authorized officers, has caused this Award Agreement to be duly executed, and Grantee has executed this Award Agreement, all as of the day and year first above written.

COLONY BANKCORP, INC.
By: Terry L. Hester
Its: Chief Financial Officer

GRANTEE
T. Heath Fountain

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